May 9, 1995


Securities and Exchange Commission
Washington, DC 20549



Ladies and Gentlemen:

We have read Item 4 included in the attached Form 8-K dated May 3, 1995, of Consolidated Capital Institutional Properties, to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.


Very truly yours,

Arthur Andersen LLP